EXHIBIT 2.3

settlement agreement

The parties hereto agree on this 24th day of September, 2014, that the following matters set forth below (the “Matters”) and all other claims and controversies between them of any kind, are hereby settled in accordance with the following terms and conditions, subject only to such approval as may be required by, or reasonably requested in, the court presiding over the matter. The parties (the “Parties”) are:

•	Oryon Technologies, Inc., a Nevada corporation (“Oryon Inc.”), Oryon Technologies, LLC, a Texas Limited Liability Company (“Oryon LLC”), Oryon Technologies Licensing, LLC, and Oryon Technologies Development, LLC (each such company also being referred to individually as a “Debtor”, and collectively as the “Debtors”),

•	EFL Tech International Group, N.V., a Netherlands Corporation, EFL Holdings B.V., a Netherlands Corporation, EFL Tech B.V., a Netherlands Corporation, EFL Holdings Tech B.V., a Netherlands Corporation, EFL Tech Pty. Ltd., an Australian Corporation, and EFL Holdings Pty. Ltd., an Australian Corporation (collectively, “EFL”),

•	M. Richard Marcus, MRM Acquisitions, LLC, (“MRM, LLC”), Oryon Capital, LLC (“OC LLC”) (collectively “Marcus”), and

•	Myant Capital Partners, Inc. and Tony Chahine, individually and in all other capacities (collectively “Myant”).

The Matters are herein defined as:

In re Oryon Technologies, Inc., Case No. 14-32293 (Bankr. N.D. Tex.);

In re Oryon Technologies, LLC, Case No. 14-32416 (Bankr. N.D. Tex.);

Oryon Technologies Inc., v. M. Richard Marcus, Adversary Proceeding 14-03077 (Bankr. N.D. Tex.);

M. Richard Marcus v. Oryon Technologies, Inc., et al., Cause No. DC-14-01252, 193rd Judicial District Court, Dallas County, Texas;

M. Richard Marcus v. Oryon Technologies, LLC, Case No. 01-14-0000-4377, in binding arbitration before the American Arbitration Association;

M. Richard Marcus v. Oryon Technologies, Inc., no case number yet assigned, in binding arbitration before the American Arbitration Association;

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Myant Capital Partners v. EFL Tech B.V., Claim No. 01-14-0001-2139, in binding arbitration before the International Centre for Dispute Resolution.

The Parties acknowledge that bona fide disputes and controversies exist between them, both as to liability and the amount thereof, if any, and by reason of such disputes and controversies they desire to compromise and settle all claims and causes of action of any kind whatsoever which the parties have or may have, known or hereafter discovered, arising out of the transaction(s) or occurrence(s) which are the subject of the Matters. It is further expressly understood and agreed that this is a compromise of disputed claims, and nothing contained herein shall be construed as an admission of liability by any Party, all such liability being expressly denied.

Each signatory hereby warrants and represents that such person has authority to bind the Party or Parties for whom such person acts, and that the claims, suits, rights, and/or interests which are the subject matter of this litigation are owned by the Party asserting same and have not been assigned, pledged, transferred or sold.

This Settlement Agreement is not subject to revocation by any signatory Party hereto. Subject thereto, each settling Party agree to settle and compromise each and every dispute existing between them on the following terms:

1.            Settlement Payment. Debtors shall pay to Myant and Marcus $1.7 million as follows:

(a)	Cash payment. The Debtors shall cause to be paid on the date of confirmation of the Debtors’ plan of reorganization (the “Confirmation Date”), the sum of $600,000 to the trust account of Bryan Cave, LLP, which sums shall be released in a payment of $300,000to Myant and $300,000 to Marcus or his designee upon the order of confirmation becoming final and nonappealable.

(b)	Promissory Note. On the Confirmation Date, the Debtors shall execute and deliver a Promissory Note in favor of Myant and Marcus (or his designees), which shall be joint and several and in the principal amount of $1.1 million (the “Note”), with interest at 6% per annum, due and payable over two years from the Confirmation Date. The Note shall be secured by the intellectual property of the Debtors and all subsidiaries or affiliates (excluding EFL). The Note shall have the following payment terms: on or before 90 days following the execution of the Note, the Debtors shall pay $250,000 each to Myant and Marcus or his designee, which shall be credited against the Note. On the 10th month following the execution of the Note, and every month thereafter, the Debtors shall pay equal payments such that on the 24th month anniversary of the date of execution of the Note, the Note shall be paid in full.

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(c)	Security Agreement. The Debtors shall execute a Security Agreement, in the same general form as the Security Agreement previously negotiated and finalized between the Debtor and Akin Gump, in favor of Myant and Marcus, to secure the full payment and performance of the Note.

2.            License Agreement. On the Confirmation Date, the Debtors shall grant an exclusive license agreement for the geographic region of Canada to Myant with respect to the Elastolite Patents that are owned by Oryon (the “License Agreement”). The license shall be royalty free for the first six (6) months after execution. Thereafter, a royalty fee of 10% of the cost of the licensed technology multiplied by 1.1, shall be due to the licensor. The license fee shall be paid quarterly, within two weeks after the end of each quarter. The license agreement shall be consistent with reasonably commercial terms, and shall be governed by Canadian law. In the event the Debtors and Myant have a disagreement during the documentation of this License Agreement as to what terms are deemed reasonably commercial terms, such disagreement shall be decided fully and finally by the mediator in this matter, Judge Leif Clark. No royalty shall be payable in the event of a breach of the payment obligations on the Note in paragraph 1 above.

3.            In and for consideration given and actually received, Richard Marcus, MRM LLC, and OC LLC shall surrender, transfer and convey all of their stock in Oryon Technologies, Inc., as instructed by the Debtors, consistent with the requirements of federal securities laws.

4.            The Parties agree that, upon the execution and delivery of the Note, Security Agreement, License Agreement, and stock conveyance, and the release of the cash payments to Myant and Marcus, as provided in paragraph (1)(a), they shall contemporaneously execute a full, final, and complete release of all Parties from all causes of action, any and all claims, demands, or suits, known or unknown, fixed or contingent, liquidated or unliquidated, whether or not asserted in this litigation, from the beginning of time through the effective date of the executed releases, arising from or related to the events and transactions which are the subject matter of this settlement agreement. This release shall also run to and inure to the benefit of each Party’s attorneys (save and except for, in any event, Andrews Kurth, LLP), agents, employees, insurers, affiliates, officers, directors, shareholders, trustees, partners, heirs, assigns, and legal representatives.

5.            The Parties agree to amend the disclosure statement and plan of reorganization filed in the Oryon bankruptcy matters to reflect the terms set forth herein. All Parties agree to support the approval of the amended disclosure statement.

6.            The Parties agree to support confirmation of a Plan, which Plan shall be fully consistent with the terms of this settlement agreement. The Parties further agree that they will not purchase claims in the Debtors’ cases, nor will they encourage other claimants to contest confirmation of the Plan.

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7.            Upon court approval of this agreement, and upon confirmation of a Plan, and upon the execution and delivery of the Note, Security Agreement, License Agreement, the stock conveyance, and the tender and release of the initial payment as provided in subparagraph (1)(a) of this Settlement Agreement, the Parties agree to present appropriate settlement or dismissal pleadings to all courts and tribunals of all causes of action as listed in this settlement agreement. Prior to the Confirmation Date of the Plan, the Parties agree to abate, continue or postpone litigation of any of the Matters (other than the bankruptcy cases).

8.            The Parties agree to enter into a mutual non-disparagement agreement.

The Parties contemplate additional documentation, specifically a Promissory Note, Security Agreement, and License Agreement. Accordingly, counsel shall promptly exchange and negotiate drafts of such further documentation on or before September 30, 2014. The Parties and their counsel agree to fully cooperate in the drafting and execution of such additional documents as are reasonably necessary to implement the provisions and spirit of this Settlement Agreement and to obtain court approval, Notwithstanding such additional documents, the parties confirm that this is a written Settlement Agreement as contemplated by Section 154.071 of the Texas Civil Practice and Remedies Code, is a complete, valid and binding contract, is intended to be an enforceable agreement as contemplated by Rule 11, Texas Rules of Civil Procedure and/or any similar provisions of the Federal Rules of Civil Procedure, and may be used as the basis for a motion for judgment, motion for summary judgment, motion to enforce, or a suit on this Settlement Agreement, with each party waiving all rights to a jury trial.

Although the Mediator had previously provided a draft of this Settlement Agreement to counsel as a courtesy to facilitate and assist in the final resolution of these disputes, the parties and their counsel have thoroughly reviewed such outline of essential terms and have, where necessary, modified all previous versions to conform this Settlement Agreement to the precise terms of their settlement. All signatories to this Settlement Agreement hereby release the Mediator from any and all responsibility arising from the drafting of this Settlement Agreement, and by signing this Settlement Agreement acknowledge that they have been advised by the Mediator in writing that this Settlement Agreement should be independently reviewed by counsel before executing it.

The parties and their counsel expressly agree that the Mediator shall not be called as a witness in the event of any dispute over this Settlement Agreement or otherwise, in accordance with Section 154.073 of the Civil Practice and Remedies Code, and further agree that in the event any attempt is made by any Party to this agreement to call the Mediator as a witness, that Party shall be obligated to a) compensate the Mediator for all of his time involvement (at his then-applicable rate) in any way caused by or relating in any way thereto, and b) reimburse all attorney's fees, expenses and costs incurred by the Mediator in connection therewith.

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The Parties represent and warrant that: (i) each has carefully reviewed this Settlement Agreement, (ii) each has consulted with his, her or its attorney(s) concerning this Settlement Agreement, (iii) any questions that each has pertaining to this Settlement Agreement have been answered and fully explained by counsel, (iv) their decision to execute this Settlement Agreement is not based upon any statement or representation, either written or oral, made by any person or entity other than those statements contained in this Settlement Agreement, and specifically is not based on or induced by any statement or representation made by the opposing Party, its counsel or the Mediator, but provided further that the signature of Richard Marcus for MRM LLC andOC LLC and the effectiveness of his agreement is expressly conditioned upon the confirmation of this Agreement by the members of MRM LLC and OC LLC and this Agreement shall not be effective unless the members of MRM LLC and OC LLC ratify and confirm this Agreement; (v) this Settlement Agreement constitutes the entire agreement and understanding between all parties as to settlement and compromise of these disputes and (vi) all prior and contemporaneous agreements, understandings, representations and statements, whether written or oral, are merged herein and superseded hereby. Each signatory Party hereto expressly warrants and represents that no promise or agreement which is not herein expressed has been made to him, her or it, and that in executing the releases contained in this Settlement Agreement and in entering into the covenants contained herein, they are not relying upon any statement or representation made by the Mediator, any of the parties, any representative of a Party or by such Party’s counsel.

This Settlement Agreement may be executed in counterparts and by facsimile copies, is made and performable in Dallas County, Texas, and shall be construed in accordance with the laws of the State of Texas.

IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement as of the date first above written.

Oryon Technologies, Inc., Oryon Technologies, LLC, Oryon Technologies Licensing, LLC, Oryon Technologies Development, LLC (“Oryon”),		Jackson Walker, LLP Counsel for Oryon

By:	/s/ Thomas P. Schaeffer	By:	/s/ Monica Blacker
	Thomas P. Schaeffer		Monica Blacker, Partner
Chief Executive Officer

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EFL Tech International Group, N.V. By: /s/ John Kapeleris John Kapeleris, Director By: /s/ Georgios Hatzimihail Georgios Hatzimihail, Director
EFL Tech B.V. By: /s/ John Kapeleris John Kapeleris, Director By: /s/ Georgios Hatzimihail Georgios Hatzimihail Director
EFL Tech Holdings B.V. By: /s/ John Kapeleris John Kapeleris Director By: /s/ Georgios Hatzimihail Georgios Hatzimihail Director

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EFL Holdings B.V. By: /s/ John Kapeleris John Kapeleris Director By: /s/ Georgios Hatzimihail Georgios Hatzimihail Director
EFL Holdings Pty Ltd. By: /s/ Alexios Hatzimihail Alexios Hatzimihail Director
EFL Tech Pty Ltd. By: /s/ Alexios Hatzimihail Alexios Hatzimihail Director
Tony Chahine, Individually (and in all former capacities, current capacities and prior names) By: /s/ Tony Chahine Tony Chahine
Myant Capital Partners, Inc. By: /s/ Tony Chahine Tony Chahine, Its Authorized Agent
Richard Marcus, individually By: /s/ Richard Marcus Richard Marcus
MRM Acquisitions, LLC, and Oryon Capital, LLC By: /s/ Richard Marcus Richard Marcus Their Authorized Agent

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